EXHIBIT 2.3

                                    AGREEMENT


     AGREEMENT made as of the 25th day of May, 2004, by and among GENESIS BIOVENTURES, INC., (a New York corporation ("GBI"), CORGENIX MEDICAL CORPORATION, a Nevada corporation ("Corgenix"), PRION DEVELOPMENT LABORATORIES Inc., an Illinois corporation ("PDL") and EFOORA, INC., a Delaware corporation ("Efoora"). (Hereinafter, GBI, Corgenix, PDL and Efoora are referred to individually as a "Party" and collectively as the "Parties".)

                                    RECITALS
                                    --------

     A. The Parties hereto are engaged in research and development testing, and in certain cases, manufacturing and marketing activities in different aspects of the medical diagnostics industry.

     B. The Parties desire, for their mutual benefit, to engage in scientific and technical cooperation in respect of the different areas of medical diagnostics in which the Parties are engaged, while each reserves for itself the different focuses which their medical diagnostics efforts currently have, as stipulated by Schedule "A" to this Agreement.

     C. The Parties recognize that for their mutual benefit they may also engage in certain financial cooperation involving the possibility of prospective fundings, joint ventures, or merger activities with third parties.

     D. GBI and Corgenix have entered into an Agreement of Merger, which Merger is expected to be completed on or before August 31, 2004, and the anticipated resulting entity is hereinafter referred to as the "Combined Company." The Combined Company does not currently exist, and the reference to it herein is not intended to imply, and shall not constitute any assurance that, the Merger will be completed, or, if completed, that it will be completed on the terms and subject to the conditions of the Merger Agreement or otherwise.

     E. PDL is owned by Efoora (approximately 60%), GBI (33 1/3%), and by certain individuals (the "PDL Shareholders"), and the Parties desire to explore and establish a potential mechanism for the Combined Company, when and if it exists, to have an effective first opportunity to acquire all of the interests of Efoora and the PDL Shareholders in PDL pursuant to an exchange of securities, or if such a transaction cannot be arrived at, for each of Efoora and the Combined Company to have an opportunity to acquire all of the interests of the other in PDL for cash.


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

NOW,  THEREFORE,  the  parties  hereto  do  hereby  agree  as  follows:

                                   AGREEMENTS
                                   ----------

1.     SCIENTIFIC  AND  TECHNICAL  COOPERATION
       ---------------------------------------

     1.1 The Parties hereby agree to engage in scientific and technical cooperation in the different areas of focused medical diagnostics in which they are separately engaged. The form of scientific and technical cooperation will be established on an ongoing basis, but will consist, initially, of each of the Parties appointing one representative to a joint committee to discuss issues arising with respect to the research and product development activities of each and all of the Parties, generally, with particular emphasis initially on the research and product development, testing, quality assurance, regulatory approval, delivery methods and product commercialization activities of PDL.

     1.2 Prior to the disclosure of any information regarded as Confidential Information, as hereinafter defined, the Parties will execute and deliver appropriate Confidentiality and Non-Disclosure Agreements, which protect each of the Parties as to the complete confidentiality of any Confidential Information being exchanged via the joint committee and any other officers, directors, employees, or advisors of each of the Parties who may be made privy to such disclosures for purposes of advancing the scientific and technical cooperation. Each Party shall obtain, for the benefit of the other Parties, individual confidentiality and non-disclosure agreements from any such persons with whom the Confidential Information is being shared, prior to such sharing of Confidential Information.

     1.3 The disclosure of information, including, but not limited to Confidential Information hereunder, shall not be determined to be, or to constitute, a license to use the proprietary products or methods of the disclosing Party by any other Party. The cooperation being provided by the Parties hereunder to the other Parties hereunder is being provided without compensation from the recipients. Should any such cooperation result in the desire by one of the Parties to utilize a proprietary methodology or procedure of any kind from the disclosing Party, the recipient and the disclosing Party shall enter into discussions concerning appropriate compensation for such utilization, and in the absence of a written agreement concerning compensation, the recipient may not use any such proprietary methodologies or procedures belonging to the disclosing Party.


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

     1.4 The scientific and technical cooperation described in this Section 1 is voluntary and may be terminated at any time by any of the Parties. Termination by any Party shall be deemed termination by all of the Parties, and the scientific and technical cooperation provided for in this Section shall cease, except that the remaining Parties may make such other arrangements for the continuation of their cooperation as they may separately agree upon in writing.

     1.5 "Confidential Information", as used herein, means information concerning the business of a Party supplied or made available under this Agreement, excluding only information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the disclosing party, or (iv) is required to be disclosed by force of law, including disclosure provisions impacting upon (a) publicly-owned companies, and (b) privately owned companies offering securities under certain circumstances.

     1.6 Without prejudice to the rights and remedies otherwise available to any party to this Agreement, each party to this Agreement shall be entitled to equitable relief by way of injunction or otherwise, without the necessity of having to post a bond, if the other party or any of its representatives breach or threaten to breach the provisions concerning the protection of Confidential Information.

2.     FINANCIAL  COOPERATION
       ----------------------

     2.1 The Parties hereby agree to engage in financial cooperation in the different areas of medical diagnostics in which they are engaged. The form of such financial cooperation will consist of each of the Parties exercising reasonable efforts to find and introduce or refer to the other Parties, hereunder third parties ("Funding Sources") interested in, and capable of, providing funding to such other Parties. Funding, as used herein, shall mean the provision of capital otherwise than for products and services including, but not limited to, money provided in exchange for debt or equity securities of such Party (the "Fundee") or any acquisition of the assets, business or capital stock of the Fundee, or any subsidiary or division thereof, and any joint venture agreement with the Fundee, involving an up front payment of cash or other forms of capital assistance (each a "Funding Event").

     2.2 With respect to the provisions of this Section 2, any entitlement by GBI or Corgenix, for finding of a Funding Source for a Funding Event


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

          for Efoora or PDL shall be deemed to be an asset of the Combined Company or, if for any reason the GBI/Corgenix Merger has not been completed, shall be an asset, 50% belonging to GBI and 50% belonging to Corgenix.

     2.3 With respect to any Funding Event which results from any introductory services to the Fundee after the date of this Agreement, the Fundee agrees to pay to the introducing Party (the "Finder"), upon the consummation of the Funding Event, an amount equal to ten (10%) percent of the gross proceeds received by the Fundee, as and when received; provided that said percentage shall be subject to reduction as set forth below in this Section 2.3. The Finder shall only be entitled to a fee under this Section 2 if an initial Funding Event is consummated within one year of the date of the introduction of the Funding Source. The parties acknowledge that no fee shall be payable under this Agreement in connection with a funding of Efoora of approximately $5-10 million from Sterling Financial Investment Group.

          (a) If the introduction by the Finder to the Funding Source is through another party serving as broker or third party intermediary, which is itself entitled to compensation from the Fundee as a consequence of the Funding Event, the fee due hereunder to the Finder shall be reduced by one-half of the amount, if any, payable by the Fundee to such other broker or intermediary;

          (b) If the Funding Event involves the issuance of any debt securities by the Fundee, or any other repayment of the proceeds being received by the Fundee, the fee payable to the Finder shall be equitably adjusted to not less than one (1%) percent, and not more than five (5%) percent of the proceeds received by the Fundee, subject to the terms and conditions of such Funding, and in the event the parties are unable to fix a mutually acceptable fee, the fee shall be reduced to three (3%) percent of the proceeds received by the Fundee; and

          (c) In any other circumstance in which the transaction is other than a funding for equity securities or an acquisition for cash of the Fundee, or any division or subsidiary thereof, the parties shall equitably adjust the fee due to the Finder and payable by the Fundee.

     2.4 For purposes of this Agreement, proceeds received shall be deemed to include the gross amounts received in cash, and the fair value of any securities or other tangible property received by the Fundee or the shareholders of the Fundee as a direct consequence of the Funding Event. If the amount received is received otherwise than in U.S. Dollars, the Fundee shall have the initial responsibility for determining the U. S. Dollar value of the proceeds received, and the Finder shall have the right to accept the Fundee's determination in respect of a cash payment, or to elect to receive payment of ten (10%) percent (or such reduced percentage in accordance with Section 2.3) of the proceeds in kind.

     2.5 Amounts payable to the Finder upon consummation of a Funding Event shall be payable at the closing of the Funding Event, and except as otherwise provided herein, payable solely in cash. Notwithstanding the foregoing, amounts due to the Finder with respect to proceeds payable subsequent to the initial closing of the Funding Event shall be payable as and when the proceeds are received by the Fundee by reason of the Funding Event.

3.     PURCHASE  AND  SALE  OF  INTEREST  IN  PDL
       ------------------------------------------

     3.1 The obligations of the parties hereto pursuant to the provisions of this Section 3 shall be subject to the completion of the GBI/Corgenix Merger on or before September 30, 2004. Further, the provisions of this Section 3 shall not in any way impede or prohibit the sale, transfer or other disposition by either Efoora or GBI or the Combined Company of its share interest in PDL at any time prior to December 31, 2004, or at any time thereafter, provided only as to any such disposition on or after January 1, 2005, the selling Party will provides to the other Party not less than ten (10) days written notice of the proposed disposition, and, if the other Party so requests in writing within the 10 day period prior to the disposition, the selling Party will use its reasonable efforts to cause the proposed purchaser to purchase all the share interest in of the other Party in PDL in the same transaction at the same purchase price and on the same terms as are applicable to the selling Party in such transaction.

     3.2 GBI and Corgenix mutually agree to use all reasonable efforts to complete the GBI/Corgenix Merger on or before August 31, 2004, and nothing herein contained shall, in any way, modify the rights and obligations of such parties as set forth in the Amended and Restated Merger Agreement dated as of May 20, 2004.

     3.3 Subject to the prior completion of the GBI/Corgenix Merger, by October 15, 2004, the Parties (i) will mutually agree upon an acceptable procedure for contracting with a qualified entity (the "Appraiser) for a written valuation of the business and assets of PDL as of December

          31, 2004 (the "Valuation") and (ii) will jointly appoint and engage the Appraiser. Efoora and the Combined Company will share the cost of the Appraiser on a 50/50 basis. If Efoora and the Combined Company cannot agree on the identity of one Appraiser, each may, at their individual expense, appoint a separate Appraiser, and each shall, and does hereby agree, in such event, to instruct its separate Appraiser to cooperate with the other Parties appointed Appraiser seeking a joint Valuation by the two Appraisers. Neither Party shall be deemed to have defaulted in any way by insisting on two Appraisers; it being understood that Appraisers sometimes use vastly different approaches in valuing operating companies, especially those with limited historical revenues. If for any reason whatsoever the Appraisers cannot agree upon a Valuation, then the balance of the provisions of this Section 3 shall be null and void, and of no further force and effect whatsoever.

     3.4 The Appraiser will be requested to complete and deliver the Valuation of PDL (including a price per share of PDL stock) to Efoora and the Combined Company, within forty-five (45) days after the engagement of the Appraiser, or as soon thereafter as reasonably possible. The failure of the Appraiser to provide a Valuation within seventy-five
          (75) days after appointment shall render the balance of the provisions of this Section 3 null and void, and of no further force and effect. However, if the Appraiser is unable to provide a Valuation due to the failure of any Party to reasonably cooperate with the Appraiser, or Appraisers, as the case may be, then the party which has failed to cooperate with the Appraiser shall be responsible for one hundred (100%) percent of the costs of the Appraiser, and shall reimburse the other Party for any and all expenses which the other Party may have borne with respect to the appointment of the Appraiser prior thereto.

     3.5 Following delivery of the Valuation, the Combined Company shall, within sixty (60) days thereafter, deliver to Efoora and the PDL Shareholders a written offer to exchange Common Stock of the Combined Company for all of the Share interests of PDL not held by the Combined Company (the "Exchange Offer"). Efoora and the PDL Shareholders shall have an independent right to accept or reject the Exchange Offer, and neither Efoora nor the PDL Shareholders will have any obligation accept the Exchange Offer.

     3.6 If the Exchange Offer is not accepted by Efoora for whatever reason, including no reason at all, the Parties will exercise reasonable efforts to negotiate a buyout on mutually acceptable terms, or failing


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

          to arrive at a mutually acceptable buyout, to seek to arrive at alternatives to the exchange offer which may be mutually acceptable. Neither the Combined Company nor Efoora shall have any obligation to consummate a transaction hereunder, but both shall be separately obligated to advise their respective shareholders as to the outcome of the discussions.

     3.7 If no transaction relating to the share interests of PDL shall have been consummated by June 30, 2005, no party hereto shall have any further obligation to any other party hereunder to continue discussions of such transaction. The Parties agree to use good faith efforts to consummate a transaction on a timely basis, and no party shall interfere with the consummation by the other party on a timely basis.

     3.8 GBI and Corgenix understand and agree that PDL may be seeking to raise additional capital for PDL, including by a private placement of securities of PDL during the pendency of this Agreement. Nothing herein contained shall preclude such a placement or other capital transactions by PDL. No party shall represent to prospective investors in any such private placement or otherwise that the investors in PDL will receive securities of the Combined Company, or that the existence of this Agreement, and arrangement, in any way, whatsoever, ameliorates the risks of ownership of PDL securities, or that GBI and Corgenix have, or will have, any obligations to, or with respect to, such investors. Efoora and PDL agree to include within the terms of the private placement, appropriate disclosure alerting prospective investors to these provisions in such manner as PDL and its counsel, and other advisors, shall determine to be appropriate. There is no assurance that the Combined Company will exist, or will exist on a timely basis; that it will make an Exchange Offer which is satisfactory to Efoora; or that it will accept any Efoora Offer or make a matching offer. There are numerous provisions and conditions relating to the procedures provided for herein which make the ultimate consummation of the transactions relating to the PDL Share interests highly uncertain.

4.     GENERAL  PROVISIONS
       -------------------

     4.1 Notices. All notices and other communications required or permitted ------- under this Agreement shall be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective (i) upon receipt if hand delivered or


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

          sent by telecopier, (ii) five (5) days after mailing if sent by mail, and (iii) one (1) day after dispatch if sent via next day service by express courier, to the addresses set forth on Schedule B hereto, or such other addresses as any party may select upon notification of the other parties in accordance with this Section.

     4.2 Expenses. Each Party hereto shall pay its own fees and expenses, -------- including its own legal, accounting, consulting and other expenses, incurred in connection with this Agreement or any transaction contemplated hereby, including the scientific and technical cooperation and the financial cooperation.

     4.3 Waiver. No failure to exercise, and no delay in exercising, any right, ------ power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     4.4 Binding Effect; Assignment. The rights and obligations of this ---------------------------- Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

     4.5 Interpretation. The headings contained herein and on the Schedules are -------------- for reference and convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, or schedule, such reference shall be deemed to be to this Agreement unless otherwise indicated. The words "include," "includes" or "including", as used in this Agreement, shall be deemed to be followed by the words "without limitation."

     4.6 Severability. Any term or provision of this Agreement which is ------------ prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability, and shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.


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

     4.7 Governing Law; Interpretation. This Agreement shall be construed in ------------------------------- accordance with and governed for all purposes by the internal laws of the State of New York applicable to contracts executed and to be wholly performed within such State.

     4.8 Arm's Length Negotiations. Each party herein expressly represents and --------------------------- warrants to all other parties hereto that:
          (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and
          (f) this Agreement is the result of arm's length negotiations conducted by and among the parties.

     4.9 Counterparts. This Agreement may be executed in any number of ------------ counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed suitable evidence of execution.

5.     ENTIRE  AGREEMENT.
       ------------------

     5.1 This Agreement (including the Schedules hereto), and other documents being exchanged pursuant hereto, contains the entire understanding of the parties in respect of its subject matter, and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. Notwithstanding the foregoing, GBI is a Shareholder of PDL as a consequence of a certain investment agreement dated as of the 8th day of September, 2000, and that agreement shall remain in full force and effect, except as expressly amended hereby.

     5.2 Amendment. This Agreement (including the Schedules hereto) may not be --------- modified, amended, supplemented, canceled or discharged, except as permitted by the terms hereof or by written instrument executed by all Parties bound thereby. This Agreement may be amended by the parties hereto at any time by joint action of the Parties provided, however, that no such amendment by the Parties shall impose any obligation upon any of the PDL Shareholders, or remove any right or privilege in favor of the PDL Shareholders, without the written consent of such PDL Shareholders.

5.3     Termination:
        -----------

          (a) The scientific and technical cooperation provided for by Section 1 hereof may be terminated at any time by any of the Parties;

          (b) The financial cooperation provided for by Section 2 hereof may be terminated at any time by any of the Parties, provided, however, that no such termination shall result in any loss of entitlement to any Finder as a consequence of the introduction to any other Fundee, prior to such termination, of a Funding Source which results in a Funding Event, within one (1) year of the date of introduction; and

          (c) If the GBI/Corgenix Merger has not been completed by on or before September 30, 2004, any party hereto may thereafter terminate the provisions of Section 3 of this Agreement, and any such termination of the provisions of Section 3 shall act as a termination of the scientific and technical cooperation under Section 1, and financial cooperation under Section 2 as if the same had been cancelled expressly.


                            (Execution Page Follows)


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

     WHEREFORE, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
ACCEPTED  AND  AGREED:

GENESIS  BIOVENTURES,  INC.


By:  /s/ E.  Greg  McCartney
     --------------------------
Name:  E.  Greg  McCartney
Title:   President


CORGENIX  MEDICAL
CORPORATION

By:  /s/ Dr.  Luis  Lopez
     --------------------------
Name:  Dr.  Luis  Lopez
Title:   Chairman


EFOORA,  INC.


By:  /s/ David  S.  Grosky
     --------------------------
Name:  David  S.  Grosky
Title:  Chairman  and  Chief  Executive  Officer


PRION  DEVELOPMENT
LABORATORIES,  INC.

By:  /s/ David  S.  Grosky
     --------------------------
Name:  David  S.  Grosky
Title:  Chairman  and  Chief  Executive  Officer


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